Exhibit 7.02

Execution Version

CONSORTIUM AGREEMENT

THIS CONSORTIUM AGREEMENT (this “Agreement”) is dated as of December 24, 2013 and is entered into by and among Jointly Gold Technologies Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands, First Win Technologies Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands, Global Wise Technologies Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands, Sunshine Nation Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands, and Du Qicai (collectively, the “Management Shareholders”) and MSPEA Education Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “PE Sponsor”). Each of the Management Shareholders and PE Sponsor is referred to herein as a “Party”, and collectively, the “Parties”.

RECITALS

WHEREAS, the Parties are interested in pursuing a possible acquisition (the “Transaction”) of all of the issued and outstanding Shares of Noah Education Holdings Ltd. (the “Company”) through a special purpose vehicle (“Parent”) to be formed by the Parties;

WHEREAS, (a) in connection with the Transaction, the Parties propose to form Parent under the laws of the Cayman Islands, and to cause Parent to form a direct, wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands, and (b) at the closing of the Transaction, the Parties intend that Merger Sub will be merged with and into the Company, with the Company being the surviving company and becoming a direct, wholly-owned subsidiary of Parent;

WHEREAS, on the date hereof, the Parties will submit a non-binding proposal, a copy of which is attached hereto as Schedule A (the “Proposal Letter”), to the board of directors of the Company (the “Company Board”) in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in: (a) the evaluation of the Company, including conducting due diligence of the Company and its business; (b) discussions regarding the Proposal Letter with the Company; and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (in which negotiations the Parties expect that the Company will be represented by a special committee of independent and disinterested directors of the Company Board), including an agreement and plan of merger among Parent, Merger Sub and the Company in form and substance to be agreed by the Parties (the “Merger Agreement”), which shall be subject to the approval of the shareholders of the Company and any financing documents in connection with the Transaction.

NOW, THEREFORE, the Parties agree as follows:

1. Certain Definitions.

“Competing Transaction” shall mean (i) any direct or indirect acquisition by any person or entity of any securities in the Company or all or substantially all of its assets or (ii) a recapitalization, restructuring, merger, consolidation or other business combination involving the Company or any of its material subsidiaries, in either case other than the Transaction.

“Representatives” shall mean, with respect to a person, such person’s employees, directors, officers, partners, members, affiliates, agents, advisors (including, but not limited to, legal counsel, accountants, consultants and financial advisors), and any representative of the foregoing. The Representatives shall include the Advisors as defined in Section 3(c).

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Execution Version

“Shares” shall mean the issued and outstanding shares of the Company, including American Depositary Shares of the Company.

2. Commitment to the Consortium.

(a) Within the term of this Agreement, each Party will deal exclusively with each other with respect to the Transaction or other related matters, and will not, and will cause his or its Representatives acting in such capacity as well as Parent not to, without the written consent of the other Parties: (i) directly or indirectly initiate, solicit, encourage or otherwise engage in discussions or negotiations with the Company or any third party with respect to a Competing Transaction; (ii) provide any information to any third party with a view to the third party or any other third party pursuing or considering to pursue a Competing Transaction; (iii) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, do anything which is directly inconsistent with, or omit to do anything, which omission is directly inconsistent with, the Transaction as contemplated under this Agreement; or (iv) acquire any securities of the Company; provided, however, that nothing in this Agreement shall restrict or prevent any Party or its Representative from conducting such activities in his or her capacity as a director or officer of the Company insofar as he or she takes action in that connection other than in his capacity as a shareholder of the Company.

(b) Within the term of this Agreement, each Party will not, and will not permit his or its affiliates or Representatives to, directly or indirectly: (i) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (in each instance a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of the Shares or any right, title or interest thereto or therein; (ii) deposit any Shares into a voting trust or grant any proxy or enter into a voting agreement, power of attorney or voting trust with respect to any Shares; (iii) take any action that would have the effect of preventing, disabling or delaying any Party or his or its affiliate from performing his or its obligations under this Agreement; or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 2(b).

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Execution Version

(c) Subject to Section 2(a), each Party will, and will cause his or its Representatives to, immediately cease and terminate any existing activities, discussions and negotiations in connection with any Competing Transaction. During the term of this Agreement, the Management Shareholders shall promptly provide the PE Sponsor notice of any unsolicited offer or proposal received in relation to any Competing Transaction, including the terms of any such offer or proposal, and any written communications with respect thereto, which it may receive in its capacity as a shareholder of the Company.

3. Process.

(a) Upon signing of this Agreement, the Parties shall immediately deliver the Proposal Letter to the Company Board.

(b) Within the term of this Agreement and as permitted by the Company Board, the Parties shall as promptly as reasonably practicable conduct a joint assessment of the Company, and shall in good faith and with mutual cooperation use their reasonable best efforts to work together to structure, negotiate and do all things necessary or desirable, subject to the Company’s approval, to enter into the Merger Agreement and other ancillary documents in connection with the Transaction (the “Definitive Agreements”). This Agreement constitutes only a preliminary arrangement relating to a Transaction and does not constitute any binding commitment with respect to a Transaction. Such a commitment will result only from the execution of the Definitive Agreements, and then will be on the terms provided in the Definitive Agreements. The Parties and their respective affiliates and Representatives shall coordinate with each other in performing due diligence, securing debt (as applicable) and equity financing, and structuring and negotiating the Transaction, including establishing appropriate vehicles for the purpose of the Transaction; provided, however, that in no event will any Party be obligated without his or its consent to enter into or otherwise be a Party to any Definitive Agreements; provided, further, that the PE Sponsor shall have the sole right to provide or otherwise arrange equity financing (other than rollover financing) in connection with Transaction.

(c) Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates (“Skadden”) is acting as legal advisor to the buyer consortium (the “Consortium”) established hereunder by the Parties in connection with the Transaction. All other advisors, including any financial advisor to the Consortium (collectively with Skadden, the “Advisors”) shall be jointly selected by the Parties.

4. Confidentiality. Each Party shall, and shall direct his or its Representatives to, keep this Agreement and the Transaction confidential and shall not make any public statement or announcement concerning or disclose to any third party the fact that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, including the status thereof, other than as mutually agreed in writing by the Parties or as required by applicable laws, rules or regulations. Each Party shall coordinate in good faith all press releases and other public relation matters relating to the Transaction. Notwithstanding the foregoing, the PE Sponsor may disclose this Agreement or the status of negotiations between the parties with respect to the Transaction to (i) any investors in any of its affiliates, including Morgan Stanley Private Equity Asia IV, L.P., (ii) any employee of Morgan Stanley or any of its subsidiaries who needs to know any such information as reasonably determined by the PE Sponsor, and (iii) to its funding sources who need to receive and consider such information for the purpose of financing the Transaction.

5. Certain Fees and Expenses.

(a) If the Transaction is not eventually consummated, and there has been no breach of this Agreement by any Party, the Parties agree that: (i) each Party shall bear fees and out-of-pocket expenses payable by it in connection with the Transaction incurred prior to the termination of this Agreement; and (ii) the PE Sponsor shall bear any fees and out-of-pocket expenses payable by the Consortium in connection with the Transaction incurred prior to the termination of this Agreement, including any fees and expenses: (A) payable to the Advisors; (B) payable to any lenders and other financing sources, if any; or (C) incurred in the defense, pursuit or settlement of any disputes or litigation relating to the Transaction (in which cases, whether such fees and expenses are incurred prior to the termination of this Agreement or not).

(b) If the Transaction is not eventually consummated due to a breach of this Agreement by any Party, the Parties agree that the breaching Party shall bear fees and out-of-pocket expenses payable by any of the Parties and the Consortium in connection with the Transaction incurred prior to the termination of this Agreement, including any fees and expenses: (A) payable to the Advisors; (B) payable to any lenders and other financing sources, if any; or (C) incurred in the defense, pursuit or settlement of any disputes or litigation relating to the Transaction (in which cases, whether such fees and expenses are incurred prior to the termination of this Agreement or not).

(c) Upon consummation of the Transaction, Parent shall reimburse each Party for all fees and out-of-pocket expenses incurred by him or it in connection with the Transaction.

6. Remedies. It is understood and agreed that money damages may not be a sufficient remedy for a breach of this Agreement by any Party and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy of any such breach by the other Parties. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party but shall be in addition to all other remedies available at law or in equity to the other Parties. Each Party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and each Party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

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Execution Version

7. Governing Law; Jurisdiction. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), without reference to conflict of laws principles. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by submission to the courts located in Hong Kong.

8. No Modification. No provision in this Agreement can be waived, modified or amended except by written consent of the Parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

9. No Waiver or Rights. It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Counterparts; Entire Agreement. This Agreement may be signed and delivered by facsimile or portable document format via electronic mail and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. This Agreement sets forth the entire agreement and understanding among the Parties and supersedes all prior agreements, discussions or documents relating thereto. No Party shall be entitled to punitive, exemplary, special, unforeseen, incidental, indirect or other consequential damages.

11. Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

12. Successors. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. No Party may assign or transfer, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other Parties except as provided herein. No assignment will relieve the assignor of its obligations hereunder.

13. No Third Party Beneficiaries. Unless otherwise specifically provided herein, each Party agrees and acknowledges that nothing herein expressed or implied is intended to confer upon or give any rights or remedies to persons who are not a party to this Agreement under or by reason of this Agreement.

14. Term. This Agreement shall terminate upon the earlier of (i) the mutual written agreement by the Parties, (ii) the execution and delivery of the Definitive Agreements and (iii) the date six months after the date hereof; provided, however, that Sections 4 through 13 shall survive any termination of this Agreement.

[Signatures to Follow on the Next Page]

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Jointly Gold Technologies Limited

By:	/s/ Xu Dong
	Name:	Xu Dong
	Title:	Director

First Win Technologies Limited

By:	/s/ Tang Benguo
	Name:	Tang Benguo
	Title:	Director

Global Wise Technologies Limited

By:	/s/ Wang Xiaotong
	Name:	Wang Xiaotong
	Title:	Director

Sunshine Nation Limited

By:	/s/ Du Siyuan
	Name:	Du Siyuan
	Title:	Sole Director

Du Qicai

By:	/s/ Du Qicai

MSPEA Education Holding Limited

By:	/s/ Samantha Jennifer Cooper
	Name:	Samantha Jennifer Cooper
	Title:	Sole Director

[Signature Page to Consortium Agreement]